SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              REPIPELINE.COM, INC.
           (Name of Small Business Issuer as Specified in its charter)


                             DELAWARE     74-2960435
      (State of Jurisdiction, Primary Standard Industrial, I.R.S. Employer
           of Incorporation Classification Code Number, Identification
                             or Organization Number)

                                    Suite 400
                                12377 Merit Drive
                               Dallas, Texas 75251
                               972-726-7473 EX 226
                          (ADDRESS, INCLUDING ZIP CODE,
                         AND TELEPHONE NUMBER, INCLUDING
                   AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)



                             Joseph F. Langston Jr.
                                    Suite 400
                                12377 Merit Drive
                               Dallas, Texas 75251
                               972-726-7473 EX 226
                          (ADDRESS, INCLUDING ZIP CODE,
                         AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICES)

Copies of all communications, including all communications sent to the agent for service, should be sent to :

                                   Lloyd Ward
                                 Ward & Vickers
                                   Suite 5700
                                1717 Main Street
                               Dallas, Texas 75250
                                  972-749-7789

Approximate date of proposed distribution and sale to the public: Any time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                          PROPOSED           PROPOSED          AMOUNT OF
TITLE OF EACH CLASS OF                 AMOUNT TO      MAXIMUM OFFERING   MAXIMUM AGGREGATE   REGISTRATION
SECURITIES TO BE REGISTERED          BE REGISTERED    PRICE PER SHARE     OFFERING PRICE          FEE
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.........................   34,766,618 shares        N/A               N/A                $78.00
==========================================================================================================

(1) Based on the book value of $ $117,000 of the Registrant computed as of December 31, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                 SUBJECT TO COMPLETION, DATED ____________. 2001

                              REpipeline.com, Inc.
                                34,766,618 Shares

              DISTRIBUTED TO STOCKHOLDERS OF PHOTONICS CORPORATION

     This Prospectus is being furnished in connection with the distribution (the "Stock Distribution") to stockholders of Photonics Corporation, a California corporation ("Photonics"), of common stock, par value $.001 per share ("Common Stock"), of REpipeline.com, Inc., a Delaware corporation ("REpipeline.com" or the "Company").

     The shares of Common Stock will be distributed on the basis of one share of Common Stock for each share of Photonics stock, without distinction between classes, to holders of record of Photonics common stock and Photonics class A stock at the close of business on _______, 2001 (the "Record Date"). No consideration will be paid by Photonics 's stockholders for the Common Stock received in the Stock Distribution.

     There  is  not   currently  a  public   market  for  the  Common  Stock  of
REpipeline.com. Application has been made to list the Common Stock on the NASDAQ for the symbol "REPL."

     RECIPIENTS OF COMMON STOCK IN THE STOCK DISTRIBUTION SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE ___

                            ------------------------

  NO STOCKHOLDER APPROVAL  OF THE STOCK  DISTRIBUTION  IS  REQUIRED  OR  SOUGHT.
PHOTONICS IS NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND PHOTONICS A PROXY. YOU ARE FURTHER REQUESTED NOT TO SURRENDER ANY PHOTONICS COMMON STOCK OR CLASS A STOCK CERTIFICATES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Questions relating to the Stock  Distribution  should be directed to Joseph
F. "Chip" Langston, Secretary of both REpipeline.com and Photonics Corporation, Suite 400, 12377 Merit Drive, Dallas, Texas, 75251, telephone: (972) 726-7473 ex 226.

                  The date of this Prospectus is March 21, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I:  INFORMATION REQUIRED IN PROSPECTUS
Item 1:  Front and Outside Front Cover of Registration Statement
Item 2:  Inside Front and Outside Back Cover Pages of
           Registration Statement
Item 3:  Summary Information                                                   5
         Table of Summary Information                                          5
         Risk Factors                                                          7
         Reasons for the Stock Distribution                                   15
         Manner of the Stock Distribution                                     15
         Relationship between REpipeline and Photonics After
           the Distribution                                                   16
         Certain Tax Matter                                                   16
         Indemnification Agreements                                           17
         Expenses                                                             18
Item 4:  Use of Proceeds                                                      18
Item 5:  Determination of Offering Price                                      18
Item 6:  Dilution                                                             18
Item 7:  Selling Shareholders                                                 18
Item 8:  Plan of Distribution                                                 18
Item 9:  Litigation Proceedings                                               18
Item 10: Director, Executive Officers, Promoters and Control Persons          19
Item 11: Security Ownership of Certain Beneficial Owners                      21
Item 12: Description of Securities                                            22
Item 13: Interest and Named Experts and Counsel                               22
Item 14: Disclosure of Commission Position on Indemnification                 23
Item 15: Organization Within the Last Five Years                              24
Item 16: Description of Business                                              24
Item 17: Management's Discussion and Analysis of Plan of Operation            25
Item 18: Description of Property                                              33
Item 19: Certain Relationships and Related Transactions                       33
Item 20: Market for Common Equity and Related Stockholders Matters            34
Item 21: Executive Compensation                                               34
Item 22: Financial Statements                                                 37
Item 23: Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure                                39

PART II: INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT
Item 24: Indemnification of Directors and Officers                            39
Item 25: Other Expenses of Issuance and Distribution                          40
Item 26: Recent Sales of Unregistered Securities                              40
Item 27: Exhibits                                                             40
Item 28: Undertakings                                                         41

Signatures                                                                    42

Item 3:
                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus are forward-looking statements. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Although such forward-looking statements (and the assumptions upon which they are based) reflect REpipeline.com's current reasonable judgment regarding the direction of its business, actual results will almost always vary, sometimes materially. REpipeline.com undertakes no obligation to release publicly any revisions to any such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated results. The information contained in this Prospectus, including without limitation the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could affect actual results, and REpipeline.com's forward-looking statements are expressly qualified in their entirety by such factors.

                         SUMMARY OF CERTAIN INFORMATION

     This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety. When used with reference to periods after the Stock Distribution (as defined below), the terms the "Company" means REpipeline.com, Inc.

REPIPELINE.COM................      REpipeline.com, Inc. ("REpipeline.com") is a
                                    Delaware Corporation.


MANAGEMENT....................      It  is  expected  that  all  current  senior
                                    management   of   REpipeline.com   who  have
                                    extensive  experience  in the  business  and
                                    will  be the  management  team  of  the  new
                                    company.    For    information     regarding
                                    employment agreements with certain senior management of REpipeline.com.


STOCK DISTRIBUTION............      The  distribution of  REpipeline.com  Common
                                    Stock to stockholders of Photonics.

DISTRIBUTING COMPANY.........       Photonics    Corporation,    a    California
                                    corporation ("Photonics ", symbol "PHOX").

STOCK DISTRIBUTION RATIO......      One share of Common  Stock for each share of
                                    Photonics common stock, and one share of Common Stock for each share of Photonics class A stock, held of record on the Record
                                    Date.

RECORD DATE...................      Close of business on  ________, 2001.

STOCK DISTRIBUTION DATE.......      Expected to be on or about  ________,  2001.
                                    On the Stock  Distribution  Date,  the Stock
                                    Distribution  Agent will begin  distributing
                                    Common Stock certificates to stockholders of Photonics. Photonics stockholders will not be required to make any payment or to take any other action in connection with the Stock Distribution.

                                    STOCKHOLDERS  OF PHOTONICS  WILL CONTINUE TO
                                    OWN  THEIR   PHOTONICS   COMMON   STOCK  AND
                                    PHOTONICS CLASS A STOCK AND ARE NOT REQUIRED
                                    TO, AND SHOULD NOT,  SURRENDER  CERTIFICATES
                                    REPRESENTING SUCH STOCK.

                                    See "The Stock Distribution -- Manner of the
                                    Stock Distribution."

STOCK DISTRIBUTION AGENT......      Corporate Stock Transfer, Denver, Colorado


SHARES OUTSTANDING............      Approximately  34,766,618  shares  of Common
                                    Stock of Photonics will be outstanding on the Record Date.

                                    Approximately  34,766,618  shares  of Common
                                    Stock of REpipeline.com will be distributed to Shareholders of Record.

RISK FACTORS..................      Stockholders  should  consider  the  factors
                                    discussed under"Risk Factors."

TRADING MARKET................      Application has been made to list the Common
                                    Stock on NASDAQ. It is not anticipated that there will be "when issued" trading of the Common Stock prior to the Stock Distribution
                                    Date.

STOCK TICKER SYMBOL...........      "PHOX" is the current  symbol for  Photonics
                                    Corporation. REpipeline.com has applied for the symbol of "REPL", however there is no guarantee that the company will receive that symbol.

TRANSFER AGENT AND
REGISTRAR.....................      Corporate Stock Transfer, Denver, Colorado

FEDERAL INCOME TAX
CONSEQUENCES..................      Photonics has not received a ruling from the
                                    Internal  Revenue  Service  that  the  Stock
                                    Distribution will be tax-free to Photonics and its stockholders for federal income tax purposes.

                                    See  "The  Stock   Distribution  --  Certain
                                    Federal  Income  Tax  Aspects  of the  Stock
                                    Distribution."

ANTI-TAKEOVER PROVISIONS......      Certain  provisions of Delaware  corporation
                                    law and of  REpipeline.com's  certificate of
                                    incorporation and bylaws may have the effect
                                    of  discouraging  unsolicited  takeover bids
                                    from  third  parties.   See   "Anti-Takeover
                                    Effects."

REPIPELINE.COM DIVIDEND POLICY...   REpipeline.com   does  not   expect  to  pay
                                    dividends.

PRINCIPAL OFFICE OF REPIPELINE.COM..Suite 400, 12377 Merit Drive,  Dallas, Texas
                                    75142

                                  RISK FACTORS

An investment in this Offering is highly speculative and involves a high degree of risk. Prior to the purchase of any Units, a prospective investor should carefully consider the following risk factors, as well as other information contained in this Offering Circular, including the financial statements and notes thereto contained elsewhere herein. The Units should not be purchased by persons who cannot afford the loss of their entire investment. This Memorandum contains certain forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risks Factors" and elsewhere in this Memorandum.

FACTORS AFFECTING THE COMMON STOCK

No Prior Public Market; Possible Volatility of Stock Price. Application has been made to list the Common Stock on the NASDAQ. However, there is no established public trading market for the Common Stock, and there can be no assurance as to the prices at which the Common Stock will trade after the Stock Distribution. Until an orderly market develops (which will depend in part upon the extent to which holders of Photonics Stock conclude that they wish to hold the Common
Stock received in the Stock Distribution), prices at which the Common Stock trades may fluctuate significantly. Trading prices will be influenced by many factors, including the depth and liquidity of the market for the Common Stock, quarterly variations in operating results, announcements of new publications, acquisitions or technological innovations by REpipeline.com or its competitors, REpipeline.com's dividend policy, the possibility of future sales of Common Stock by REpipeline.com or its significant stockholders, the operating and stock price performance of other companies that investors may deem comparable to REpipeline.com, changes in financial estimates by securities analysts, investor perception of REpipeline.com and the prospects for its businesses, and general economic and stock market conditions.

Certain Anti-Takeover Effects. Certain provisions of Delaware corporation law and of REpipeline.com's Restated Certificate of Incorporation and Amended and Restated Bylaws may inhibit changes in control of REpipeline.com not approved by the Board and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of the Common Stock in the event of an attempted hostile takeover. These provisions include: (i) a classified Board, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, and (v) "blank check" preferred stock. See "Anti-Takeover Effects." The existence of these provisions may adversely affect the marketability and market price of the Common Stock. See also "--Factors Relating to Taxation -- Covenants and Indemnities."

Shares Eligible for Future Sale. After consummation of the Stock Distribution, approximately 34,766,618 shares of Common Stock will be outstanding, substantially all of which held by persons other than "affiliates" of REpipeline.com will be freely tradeable.

The shares of Common Stock held by "affiliates" of REpipeline.com will not be tradeable in the absence of registration under the Securities Act or an exemption therefrom, including the exemption contained in Rule 144 under the Securities Act.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, REpipeline.com's ability to raise additional capital in the equity markets could be adversely affected.

FACTORS RELATING TO TAXATION

Tax Aspects of the Stock Distribution. Photonics has not applied for nor has it received a favorable ruling with respect to the Stock Distribution from the IRS. Actions or events subsequent to the Stock Distribution by REpipeline.com or Photonics should not, in and of themselves, render the Stock Distribution taxable, but under certain circumstances could cause the IRS to review the circumstances as of the Stock Distribution Date. If the IRS ruling were invalidated as a result of such review, the receipt of Common Stock in the Stock Distribution could become taxable to the recipients as a dividend and/or a corporate level gain could be recognized by Photonics , based on the amount by which the fair market value of the Common Stock distributed in the Stock Distribution exceeds Photonics 's basis in its REpipeline.com capital stock.

Covenants and Indemnities. REpipeline.com has agreed not to take (directly or indirectly), and not to permit any of its subsidiaries to take (directly or indirectly), any action (whether prior to, at the time of or after the Stock Distribution) which would cause the Stock Distribution not to be tax free to Photonics , its post-Stock Distribution subsidiaries and the stockholders of Photonics under the provisions of Section 355 of the Code and to indemnify Photonics for any adverse consequences suffered by it as a result of the breach of such obligation by REpipeline.com.

EFFECT ON THE TRADING PRICES OF PHOTONICS  STOCK

After the Stock Distribution, Photonics Stock will continue to be listed for NASDAQ trading. Following the Stock Distribution, the trading prices of Photonics Stock are expected to be lower than the trading prices of Photonics Stock prior to the Stock Distribution. After the Stock Distribution, the aggregate trading prices of a share of Photonics Stock and a share of Common Stock may be less than, equal to or greater than the trading price of a share of Photonics Stock prior to the Stock Distribution.

OTHER RISK FACTORS

Development Stage Company. We are in the development stage, and its proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new technology, and the competitive environment in which we will operate. In order to achieve profitability, we will need to successfully complete development of its products, hire and manage additional staff for administrative, manufacturing and sales related functions, establish internal accounting, inventory and cost controls, market and sell products and effectively service clientele. We have not yet faced the challenges of moving from a development stage company to an operating company, and no assurances can be given as to when such transition will take place or the likelihood of success in the transition.

Limited Operating History; Recent Losses; No Assurances of Profitability. REpipeline.com was incorporated in 2000 and, to date, has not generated revenues. Accordingly, we have a very limited operating history, which makes the prediction of future results difficult or impossible. We have incurred significant net losses since its inception of approximately of $ 869,000. As of December 31, 2000, we have Shareholders' Equity of approximately $ 117,000. We generally are unable to significantly reduce expenses in the short-term to compensate for any unexpected revenue short fall. Accordingly, any significant short fall of revenues in relation to our expectation would have an immediate adverse effect on our business, financial conditions and results of operation. There can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance. We are subject to the risk inherent in the operation of a new business enterprise and there can be no assurance that we will be able to successfully address these risks. See "Selected Financial Data" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need for Additional Capital. We will need additional capital to expand our services into new geographic markets execute the roll up and consolidation strategy, continue the development of new products and for other working capital purposes. We will be required to raise additional capital in the future in order to have sufficient funds to implement its business and marketing plans and to meet anticipated growth. There can be no assurance that additional financing will be available on acceptable terms, or at all. See "DESCRIPTION OF SECURITIES"

"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Projected Statements of Operations. The operating and financial information contained in our projected financial data has been prepared by management based upon its current estimates of our future performance. In addition, the projected results are dependent on the successful implementation of management's growth strategies and are based on hypothetical assumptions and events over which we have only partial or no control.

The selection of assumptions underlying such projected information required the exercise of judgment, and the projections are subject to uncertainty due to the effects that economic, legislative, political or other changes may have on future events.

Changes in the facts or circumstances underlying such assumptions could materially affect the projections. Some assumptions inevitably will not materialize. Unanticipated events and circumstances occurring subsequent to the date of this Offering Circular may affect other assumptions. Therefore, the actual results achieved during the projected periods will vary from the forecasts and the variations may be material. To the extent that assumed events do not materialize, actual results may vary substantially from the projected results. As a result, no assurance can be made that we will achieve the operating or financial results set forth in our financial projections.

No assurance can be given that the projected results will be achieved. There can be no assurance that we will achieve profitable operations in the near future or ever. See "Selected Financial Data."

No Dividends. We do not anticipate the payment of cash dividends on its Common Stock in the foreseeable future. (See Description of Securities - Dividends)

Control by Present Stockholders. The existing shareholders will remain in a position to elect virtually all the members of the Board of Directors and otherwise exert significant influence over us. See "Principal Shareholders".

Dependence on Key Personnel. We are greatly dependent on the services and efforts of its executive and operating officers especially Mr. Bailey, Mr. Craven , and Mr. Langston. The loss of one or more of its executive and operating officers could have a material adverse affect on our operations. See "Management".

Expanding The Subscription Client Base. To date, we have launched our service offering in a roll out in Dallas, Texas. As of January 15, 20001 the company has secured thirty five subscribers for our services. We plan to increase our marketing effort in the Dallas, Texas market and expand into other geographic markets in 2001. There can be no assurance that we will be able to effectively address evolving demands in its target markets or that customers in any such markets will not purchase or otherwise choose to implement competing technologies or products. Any material inability on the part of us to achieve market acceptance of its products would have a material adverse affect on our business, financial condition and results of operations.

Dependence on New Products and Rapidly Developing Technologies. Certain of our products are new to the marketplace, while others are still under development. Once the market for these products is more fully established, competitors may develop and introduce products similar to our products and may be able to implement or deploy competitive products which provide higher quality than our systems or which can be provided at lower cost.

In addition, our systems are subject to rapid technological change and product obsolescence. We have primarily focused on developing its technology and products and believe that its future success will depend in part upon its ability to develop and enhance its existing products and develop new products and to meet such anticipated technological changes. To the extent products developed by us are based upon anticipated changes, sales for such products may be adversely affected if other technology becomes accepted in the industry. If we do not successfully introduce new products or enhanced versions of its current products in a timely manner, any competitive position we has or may develop could be lost and our sales would be reduced.

There can be no assurance that we will be able to develop and introduce enhanced or new products which satisfy a broad range of customer needs and achieve market acceptance or that such development and introduction will occur without adverse delays.

Risk of Product Defects. Products as complex as ours offers and intends to offer may contain undetected errors or "bugs" when introduced or when new products or versions are released.

Anticipated Continued Operating Losses. We incurred net losses of $829,0000 since inception, on a combined basis. We believes that its future profitability and success will depend in large part on, among other things, its ability to generate sufficient revenues from monthly subscription fees, revenue and margin sharing for services purchased from strategic partners by its client base and subscription fees for hosted applications services. Accordingly, we intend to expend significant financial and management resources on the roll-out of its service in new markets, site and content development, strategic relationships, and technology and operating infrastructure. As a result, we expect to incur significant additional losses and continued negative cash flow from operations for the foreseeable future. There can be no assurance that our revenues will increase or even continue at their current levels or that we will achieve or maintain profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of our business and its limited operating history, we believe that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as an indication of future performance.

Future Capital needs; uncertainty of Additional Financing. We will require substantial working capital to fund our business and we expect to use a significant portion of that working capital to fund operating losses. We believe that our existing capital resources will be insufficient to meet our presently anticipated cash requirements. Thereafter, we may be required to raise additional funds. No assurance can be given that we will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance its services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Unpredictability of Future Revenues; Fluctuations in Operating Results. As a result of our limited operating history and the emerging nature of the commercial real estate Internet service provider market in which we compete, we are unable to accurately forecast its revenues. Our current and future expense levels are based predominantly on its operating plans and estimates of future revenues. While the operating cost structure is a function of the number of subscribers there is some investment spending required to support the expansion of our service offering. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, financial condition and results of operations.

Further, we currently intend to increase its operating expenses to roll out its service in new markets, to fund increased sales and marketing and customer service operations and to further develop its technology infrastructure. To the extent such expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net anticipated losses in a given quarter may be greater than expected.

We expect to experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, but are not limited to, our ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction, our ability to maintain or increase current rates of sales productivity, the announcement or introduction of new services by us or our competitors, the amount of traffic on our online sites, the level of use of online services and client acceptance of the Internet for services such as those offered by us, our ability to upgrade and develop its systems and attract personnel in a timely and effective manner, the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure, technical difficulties, system downtime or Internet brownouts, political or economic events affecting the cities in which we operate and general economic conditions. Unfavorable changes in any of the above factors could adversely affect our revenues, gross margins and results of operations in future periods. Accordingly, we believe that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year.

New and Uncertain Market; Unproven Market Acceptance. The markets for our service have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce similar services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. Because the markets for our services are new and evolving, it is difficult to predict the size and future growth rate, if any, of these markets. There can be no assurance that the markets for our services will develop or that demand for our services will emerge or become economically sustainable. If such businesses are unwilling to pay for our service or retain the service, if the markets for our service otherwise fail to develop or develop more slowly than anticipated, or if business customer turnover rates are higher than projected by us, our business, financial condition and results of operations will be materially and adversely affected.

Uncertain Acceptance and Maintenance of REpipeline.com Brand. We believe that establishing and maintaining the REpipeline.com brand is critical to its efforts to attract business customers to its site and build loyalty for its services. There are relatively low barriers to entry for single solution providers in the commercial real estate service market. If potential subscribers of our services do not perceive the value in the "One Stop Shopping " Internet site and using technology tools to improve their business then we will be unsuccessful in promoting and maintaining its brand.

Risks Associated with Roll Out of REpipeline.com Service. Our future success will depend to a significant extent on our ability, on our own and with partners, to rapidly roll out its local online service in additional cities in the United States and internationally. There can be no assurance that we will be able to launch its service in additional markets in a cost-effective or timely manner or in accordance with its planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage our reputation or the REpipeline.com brand. Launching the REpipeline.com service will also require significant additional expenses and will strain our management, financial and operational resources.

Our failure to launch its service in new markets in a timely and cost effective manner in accordance with its planned schedule or the lack of market acceptance of new services will have a material adverse effect on our business, financial condition and results of operations.

Competition

The competitive landscape is highly fragmented, undercapitalized and competition has been in business for a limited amount of time. Due to the Internet's low barriers to entry competition can enter the market with minimal capital and expertise. It is our belief that the ease of entry into the market with a single solution provides a competitive barrier in the long term if a portfolio of services is offered at one Internet site. The competition can duplicate some of our services but the scope of competition is considerably less for a commercial real estate service company that offers value propositions to all of the participants in the commercial real estate business community and a One Stop Shopping Internet site.

The principal competitive factors in its markets include breadth of service offering, offering services that have a high perceived value by the client, ease of use, integrated service offerings, search capability and brand recognition. There can be no assurance that we will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Offering New Services. There can be no assurance that we will be able to offer any new services in a cost-effective or timely manner or that any such efforts would be successful. Furthermore, any new service launched by us that is not favorably received by consumers could damage our reputation or its brand name. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations.

Management Growth; Risks Associated with Expansion. . Our success depends to a significant extent on the ability of its executive officers and other members of senior management. The senior management team has extensive background in technology, mergers and acquisitions, rapid growth companies and public companies. To manage its growth, we must continue to implement and improve operational, financial and management systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that we will be able to manage its recent or any future expansions successfully, and any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that we will be able to sustain the rate of expansion that it has experienced in the past.

Dependence on Increased Usage and Stability of the Internet and the Web. The usage of the Web for services such as those offered by us will depend in significant part on continued rapid growth in the number of companies and individuals that adapt the Internet into their business activities. Because usage of the Web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Web will continue to increase and whether any significant market for usage of the Web for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our local online service.

Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Web and could reduce the usage of the Web by businesses and individuals. In addition, to the extent that the Web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth.

Any failure of the Internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Web as a viable source of local interactive content and services, which could materially and adversely affect the acceptance of our services, which would, in turn, materially and adversely affect our business, financial condition and results of operations.

Susceptibility to General Economic Conditions. Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions of the United States and other countries in which its integrated services are offered. If there were to be a general economic downturn or a recession in the United States or any other country in which our service is provided, we expect the participants in the commercial real estate business community will reduce their investment in technology and Internet based commercial real estate services. In the event of such an economic downturn, our business, financial condition and results of operations could be materially and adversely affected.

Risks Associated with International Expansion. A key component of our strategy is to expand our services into international markets. We anticipate that we will establish partners in each country that will provide the local market expertise, operating capital and knowledge of the financial markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations will be materially and adversely affected. It is our plans to assume an equity position in the international companies and minimize our financial obligations and risk. There can be no assurance that our partners or we will be able to successfully market or sell its services in these international markets.

Capacity Constraints and System Disruptions. The satisfactory performance, reliability and availability of our system are critical to attracting subscribers and maintaining relationships with strategic partners. System interruptions that result in the unavailability of our services or slower response times for clients would reduce the number of subscribers and damage the brand equity of the company. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

Liability for Online Content. We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on our partners' or our online sites. Such claims have been brought, and sometimes successfully pressed, against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and its business, financial condition and results of operations.

Uncertain Protection of Intellectual Property; Risks of Third Party Licenses. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. We expect that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we expect that it may license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights.

In addition, there can be no assurance that other parties will not assert infringement claims against us. We may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Regulatory Matters. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services.

The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Potential Acquisitions. As part of its business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the diversion of resources from our existing businesses, sites and technologies, the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

Security Risks. Although we have not in the past experienced attempts by programmers or "hackers" to penetrate our network security, there can be no assurance that such actions will not occur in the future. If successful, such actions could have a material adverse effect on our business, financial condition and results of operations. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our Web site.

We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, any of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Associated with Domain Names. We currently hold various Web domain names relating to the commercial real estate service business, including the "REpipeline.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains.

The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

REASONS FOR THE STOCK DISTRIBUTION

     Photonics believes that it is in the best interests of Photonics and its stockholders to distribute the Common Stock to Photonics 's stockholders.

     As a public company, REpipeline.com will be able to offer its employees incentives that are more directly linked to the results of the business in which they work.

     The Stock Distribution makes possible future corporate financing for REpipeline.com which otherwise would not be possible unless REpipeline.com were separated from Photonics 's prior businesses and treated as a separate public company.

MANNER OF THE STOCK DISTRIBUTION

     On the Stock Distribution Date (as hereinafter defined), Photonics will distribute (the "Stock Distribution") 100% of the outstanding common stock, par value $.001 per share, of REpipeline.com ("Common Stock"), on the basis of one share of Common Stock for each share of Photonics common stock. As of the close of business on the Record Date (as hereinafter defined) there is approximately 34,766,618 common shares, and no preferred shares outstanding.

     Commencing with the Stock Distribution Date, REpipeline.com will operate as a separate public company. REpipeline.com's principal executive offices are located at Suite 400, 12377 Merit Drive, Dallas, Texas, 75251

      Holders of record of Photonics Common Stock and Photonics Class A Stock at the close of business on the Record Date will be entitled to receive shares of Common Stock without paying any consideration for them. HOLDERS OF PHOTONICS COMMON STOCK AND PHOTONICS CLASS A STOCK WILL CONTINUE TO OWN THEIR SHARES OF PHOTONICS STOCK FOLLOWING THE STOCK DISTRIBUTION AND ARE NOT REQUIRED TO, AND SHOULD NOT, SURRENDER THE CERTIFICATES REPRESENTING THEIR PHOTONICS STOCK.

     No rights of dissent or appraisal exist with regard to the Stock Distribution under Delaware law.

     Certificates representing shares of Common Stock will be mailed by the Stock Distribution Agent to record holders of Photonics Stock. It is anticipated that such mailing will commence on or about _________, 2001.

     Holders of options to purchase Photonics Stock, but that are not exercised prior to the Record Date (whether because then not yet exercisable or because the holder chooses not to exercise them) will not receive upon any exercise subsequent to the Record Date any shares of Common Stock. Instead, the numbers of shares of Photonics Stock subject to, and the exercise prices of, such options will be adjusted to proportionate to that of REpipeline.com, Inc.

RELATIONSHIP BETWEEN REPIPELINE.COM AND PHOTONICS AFTER THE STOCK DISTRIBUTION

     Subsequent  to the Stock  Distribution,  REpipeline.com  will  operate as a separate public company. Photonics will have no continuing relationship with REpipeline.com, other than as to provide assistance in connection with
REpipeline.com's preparation of its tax returns for periods ending on or prior to December 31, 2001, and in connection with REpipeline.com's other tax matters for such periods, if so requested by REpipeline.com. However, the indemnification obligations of each to the other will remain in effect. See " Indemnification and Hold Harmless Agreements" and " -- Certain Tax Matters." Immediately following the Stock Distribution, all five of REpipeline.com's five directors will also be members of Photonics 's Board of Directors. See "Management -- Board of Directors."

CERTAIN TAX MATTERS

     REpipeline.com agrees that after the Stock Distribution it will not take (directly or indirectly), or permit any of its subsidiaries to take (directly or indirectly), any action that would increase the tax liability of any of the companies included in the Photonics affiliated group for any period ending at or prior to or including the consummation of the Stock Distribution.

     Photonics has not received a ruling from the Internal Revenue Service (the "IRS") that for federal income tax purposes (i) Photonics will not recognize gain or loss on the Stock Distribution, (ii) Photonics stockholders will not recognize gain or loss (and no amount will otherwise be included in their income) on their receipt of REpipeline.com Common Stock in the Stock Distribution, (iii) the basis of the REpipeline.com Common Stock received by each holder of Photonics Stock will be determined by allocating such holder's tax basis in such Photonics Stock immediately before the Stock Distribution between such Photonics Stock and REpipeline.com Common Stock based on the relative fair market values of each immediately after the Stock Distribution, and (iv) the holding period of the REpipeline.com Common Stock received in the Stock Distribution will include the holding period of the Photonics Stock on which such REpipeline.com Common Stock was distributed, provided that such Photonics Stock is held as a capital asset on the Stock Distribution Date. As soon as practicable after trading in REpipeline.com Common Stock has commenced, Photonics intends to make available to its stockholders information regarding allocation of the basis between REpipeline.com Common Stock and Photonics Stock.

     The description above addresses only the generally applicable material federal income tax consequences of the Stock Distribution. It does not address all federal income tax consequences that may apply to particular stockholders nor any foreign, state or local tax consequences. Photonics 's stockholders are urged to consult their own tax advisors regarding the particular tax consequences of their receipt of REpipeline.com Common Stock in the Stock Distribution.

     The federal income tax consequences described above could be affected by events subsequent to the Stock Distribution. See "Risk Factors - Factors Relating to Taxation -- Tax Aspects of the Stock Distribution."

INDEMNIFICATION AGREEMENTS

     REpipeline.com Indemnification Provisions for Benefit of Photonics. REpipeline.com agrees to indemnify, defend and hold harmless Photonics, its post-Stock Distribution subsidiaries, its and their directors, officers, employees and agents, and any person who or which because of a relationship to Photonics or one of its subsidiaries at the time of or prior to the Stock Distribution would be liable (jointly and severally or otherwise) with respect to liabilities of Photonics or of any subsidiary of Photonics, from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of:

         (i) any liability arising out of the operations, acts, omissions or status of REpipeline.com or any of its subsidiaries;

         (ii) any breach by REpipeline.com of any covenant of REpipeline.com

         (iii) any untrue or allegedly untrue statement of material fact contained in any of the foregoing or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission relates to REpipeline.com or any of its subsidiaries or their respective affiliates (other than Photonics or any post-Stock Distribution Photonics subsidiary).

Notwithstanding the foregoing, in no event is REpipeline.com obligated to indemnify, defend or hold harmless with respect to any adverse consequences from and against which Photonics has agreed to indemnify, defend and hold harmless REpipeline.com and its subsidiaries and its and their directors, officers, employees and agents.

EXPENSES

Photonics will bear its costs and expenses (including legal fees and expenses) incurred in connection with this transaction contemplated thereby and REpipeline.com will bear its costs and expenses (including legal fees and expenses) incurred in connection with this transaction contemplated thereby.

Item 4:   Use of Proceeds

          NONE

Item 5:   Determination of Offering Price

          NONE

Item 6:   Dilution

          NONE

Item 7:   Selling Shareholders

          NONE

Item 8:   Plan of Distribution

We are registering the shares of common stock on behalf of the current shareholders of Photonics Corporation. Photonics will pay all costs, expenses and fees in connection with this registration. Photonics will not receive any of the proceeds from the distribution of these shares.

Item 9:   Litigation Proceedings

In July 2000, REpipeline acquired the assets and certain liabilities of Realestate4sale.com (RE4S). One of the assets REpipeline did not acquire was a claim by the company against Doug Fonteno. Prior to his displacement from RE4S on April 1, 2000, Mr. Fonteno made numerous non-interest bearing advances to himself and several entities controlled by him totaling approximately $ 183,906.

Previously, on April 28, 2000, the Board of Directors of Realestate4sale.com had voted to expunge all shares of RE4S owned by Mr. Fonteno, his family members and/or affiliated companies, which were issued for inadequate consideration and lacked proper approval by the Board of Directors of RE4S. These shares, totaling 3,909,267. These expunged shares are held in treasury by a wholly owned nominee corporation to be reissued in the future to outsiders for corporate financing of the Company and /or acquisition.

For financial statement purposes, these advances have been written off as uncollectable in the accompanying financial statements. In July 2000, the RealEstate4Sale.com (RE4S) filed legal action to claim and retrieve the $183,906. Any amount received in the future will be recorded as income in that period. Management does not believe the outcome of its lawsuit with RE4S founder will have an adverse effect on the Company's financial position, operating results or cash flows.

There were several lawsuits and judgments against Photonics Corporation at the time of the merger. There maybe several more in regard to certain disputed payables. The Company reserved over 2 million shares to serve as payment against these disputed payables. The Management believes this is adequate accrual, and that these existing and future claims will have no adverse effect on the operations of the Company.

Item 10:  Director, Executive Officers, Promoters and Control Persons

NAME                   TERM       AGE     POSITION WITH THE COMPANY
----                   -----      ---     -------------------------

T. James Vaughn        3 Yrs      56      Chairman of the Board, Director
G. Thomas Bailey       3 Yrs      51      President, CEO, Director
Michael Craven         3 Yrs.     40      VP, Sales & Business Development
Joseph F. Langston     3 Yrs      48      VP, Chief Financial Office, Director
James T. Koo           3 Yrs      59      Director

James Vaughan - Chairman of the Board of Directors, is 56 years of age. Mr. Vaughan has 30 years of experience in retailing and consulting. Most recently Mr. Vaughan has been the owner of J. Vaughan Consulting LLC. A boutique consulting agent dealing with one major National account and several start up companies in the B2B Internet area. Prior to that Mr. Vaughan was Vice President of development for a division of Tandy Corp. Mr. Vaughan was National Vice President of stores for Computer City a 110-store chain with revenues in excess of $2 billion. Mr. Vaughan was co-founder and Sr. Vice president of Pace Membership Warehouse, a $3 billion warehouse club. Mr. Vaughan was founder, President and CEO of Med-club a retailer of medical devices and products to medical professionals and consumers. Mr. Vaughan is experienced in start up companies and has successfully raised the capital to bring two of his own to market as well as assisting in several others. His knowledge of venture funding, I.P.O's, and the capital markets are extensive.

George Thomas Bailey - President and CEO/Director is 51 years of age. Mr. Bailey has 30 years of experience in the consumer products, technology, software development, distribution and healthcare Industries. His consumer product career was with Fortune 500 companies, General Foods, Sara Lee and PepsiCo in Senior Management, General Management and Marketing Positions. He held the position of Vice President of Strategic Planning for FoxMeyer Health Corp. a $6 Billion Health Care Distribution and Technology Company. He was the President and Chief Operating Officer for Health Streams Technology a publicly traded start up technology company that developed and marketed software applications, wide area networking services, outsourcing and integration services to the healthcare vertical segment. He held the position of President and CEO for NECCO, a roll up and consolidation of environmental companies.

Earlier in his career he was a real estate broker and building contractor in the state of Florida. Most recently he was a consultant that advised companies on strategic planning, operations planning, technology, business process re-engineering and e-commerce. Mr. Bailey's experiences and skills are in brand management classical marketing, software development, mergers and acquisitions, business restructuring, start up and rapid growth companies and general management.

He earned his undergraduate degree from Florida State University and a MBA from the University of Florida. Upon graduation from Florida State University Mr. Bailey was a professional athlete with the Philadelphia Eagles in the National Football league for five years.

Michael Craven - Vice President of Sales & Business Development, is 40 years of age. Mr. Craven has over 15 years of experience in sales, marketing and business management. Mr. Craven was most recently the President & CEO of Hebel South-Central; a U.S. subsidiary of the worldwide German based Hebel AG. Mr. Craven was responsible for all aspects of this start-up company involved in the introduction and development of a new structural system for use in the U.S. commercial design and construction industry. Hebel ultimately merged with Matrix; a division of J.A. Jones, Inc. Prior to that Mr. Craven was the Executive Vice President of Materials Marketing Corporation responsible for all U.S. commercial sales and operations. Mr. Craven not only has experience with start-up operations but also with the sales and marketing development of a completely new technology and industry. Mr. Craven has extensive experience in the area of developing and managing high performance sales organizations particularly within complex selling environments. Mr. Craven is a veteran of the U.S. Navy where he earned numerous awards and commendations for his outstanding leadership skills.

Chip Langston - Chief Financial Officer/Director, is 48 years of age. Mr. Langston has over 20 years experience as a Chief Finance Officer for various public companies, including Trans-Western Exploration and Search Exploration. The last three and one-half years Mr. Langston has worked with small and medium companies overseeing securities filings, registration documents and raising capital. He is experienced in all aspects of the requirements to become a public entity, as well as led in raising capital through the public markets and institutional investors.

James T. Koo - Director, is 59 years of age. Mr. Koo has over 30+ years in the electronics industry, most recently has been an unpaid consultant to the Company from June 23, 1999 to the merger with REpipeline.com on November 28, 2000. He served as the President and member of the Board of DTC since 1994, CEO, President and member of the Board of Photonics Corp. since 1996. From 1992 to 1994 he was a Vice President of Qume Corporation and General Manager of DTC Data Technology Corporation, then a wholly owned subsidiary of Qume Corporation. Prior to joining DTC, from 1984 until April 1992, Mr. Koo was with Mosel-Vitelic, a developer and manufacturer of memory integrated circuits. There he held several positions including Senior Vice President of Engineering, Operations, Marketing, Marketing and Sales of Taiwan Operations, and other management positions.

Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his successor is duly elected by a majority of stockholders. Officers are elected by and serve at the discretion of the Board of Directors. Each Director currently receives no cash compensation in connection with attending meetings of the Board of Directors.

Board Committees and Meetings

The Board has an Audit Committee and a Compensation Committee. The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.

The Board of Directors will receive reimbursement of expenses for their direct out of pocket expenses incurred in fulfilling their duties and responsibilities, as well as stock opinions.

Item 11: Security Ownership of Certain Beneficial Owners

Securities Ownership of Principal Stockholders

The following table sets forth the Common Stock of the Company's Common Stock beneficially owned by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of December 31, 2000.

        Outstanding
        -----------

Beneficial Owner                      Beneficially             Percent
Acquisition Subsidiary **                 Owned               Owned (1)
-------------------------             ------------            ---------

James Vaughan                             703,560               2.02%
Chairman of the Board

Thomas Bailey                           2,253,334               6.48%
President/Director

Joseph Langston                         2,120,526 (2)           6.10%
C.F.O./Director

Michael Craven                         1,073,850                3.09%
Vice President

James T. Koo                             858,475                2.47%
Director

Dale Sparrow                           3,032,705 (3)            8.72%

David S. Lee                           1,475,360                4.24%

Other Shareholders                    23,247,808               66.87%

--------------------------------------------------------------------------------
                                      34,766,618 (4)          100.00%



Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Common and Preferred Stock and options or warrants to purchase stock. For the six months ended December 31, 2000, Mr. Bailey, Langston and Craven received shares of common stock in lieu of cash compensation of 744,444 shares, 311,598 and 242,778 respectively.

1)   No options have been earned, or warrants issued as of December 31, 2000.

2)   Langston  Family Limited  Partnership  holds Langston  ownership  interest.

3) The Company has the right, but not the obligation to pay Mr. Sparrow in cash instead of stock. The Company has informed Mr. Sparrow of its desire to exercise this right. As of December 31, 2000, there has been no conclusion of this matter.

4) There are 73,339,364 shares issued. An Acquisition and Finance subsidiary has 38,572,745 shares (Treasury Shares). These shares are not outstanding, and therefore are not reflected in Earnings (Loss) Per Share. The shares in the acquisition subsidiary are to be used for all subsequent share issuances including financing and acquisitions, until full utilized. The net effect is there are 34,766,618 shares both issued and outstanding.

Item 12:  Description of Securities

     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value and 5,0000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK: As of December 31, 2000, there were 37,766,618 shares of common stock outstanding, assuming the conversion of our preferred stock into common stock. As of December 31, 2000, there are no shares of common stock subject to the exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued on completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK: There are 50,000,000 shares of preferred stock authorized and no shares are outstanding. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certificate of Incorporation and Bylaws. Our Bylaws provide that all stockholder actions must be effected either at a duly called meeting or by consent in writing. Further, provisions of the Bylaws provide that the stockholders may amend the Bylaws or certain provisions of the Certificate of Incorporation with the affirmative vote of 50% of the capital stock.

     Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, Section 203 which regulates corporate acquisitions, prevents certain Delaware corporations from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder becomes an interested stockholder. Section 203 defines an "interested stockholder" as any entity or person beneficially owning fifteen percent (15%) or more of the outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL. Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203.

TRANSFER AGENT AND REGISTRAR for the common stock is Corporate Stock Transfer, Denver, CO.


Item 13:  Interest and Named Experts and Counsel

The financial statements of Photonics as of December 31, 1999 included in the Photonic's Annual Report on Form 10-K/A for the year ended December 31, 1999 are attached hereto as Appendix C and have been incorporated by reference herein in reliance upon the report of Turner Stone & Company, Dallas, Texas, independent certified public accountants. The report of Turner Stone & Company covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. For legal matter are passed upon for Photonics by Lloyd Ward of the law firm of Vickers and Ward, Dallas, Texas.

Item 14:  Disclosure of Commission Position on Indemnification

     Our  corporation  is  organized  under the laws of the  State of  Delaware.
Section 145 of the DGCL, in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity.

A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and
(b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

     As permitted by Section 145 of the DGCL, Article VI of our restated certificate of incorporation provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us.
Article VI further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15: Organization Within the Last Five Years: Photonics Corporation, the parent company

Photonics Corporation was formed in 1986, and for over 14 years conducted business in the area of manufacturing and wholesaling computer primarily in the name of Data Technology Corporation. Over the past several years Photonics suffered significant operating losses totaling over $45 million. Therefore, effective December 31, 1999, Photonics sold off Data Technology Corporation to management for $ 75,000. On November 28, 2000, Photonics acquired REpipeline, Inc., a Texas corporation, into its wholly owned subsidiary REpipeline.com, Inc., a Delaware corporation, by issuing shares of common stock in Photonics equal to 85% of the combined company.

Photonics d.b.a. Data Technology resulted from the merger of Photonics Corporation and DTC Data Technology Corporation in 1996. The Company marketed IDE, I/O, BIOS upgrade, and SCSI products for IBM compatible PCs to Value Added Resellers (VARs), and System integrators through distribution and retailers for the upgrade after market. Integrated Device Electronics ("IDE"), and Input and Output ("I/O") adapters connect between a PC's central processing unit and the storage devices such as floppy and hard disks, CD-drives and other peripheral devices such as printers, scanners, and digital cameras. The IDE I/O add on card business has declined to less than $50 million dollars per year as newer PCs have these functions built in on the mother boards and seldom need additional add on cards. The BIOS upgrade allows older machines to access large disks and/or be Y2K compliant. While the Y2K market was strong for 1999, it died after the New Year 2000. Small Computer System Interface (SCSI) controller, due to its high performance, and high connectivity, is the controller of choice for high-end personal computers, engineering workstations, Internet and enterprise file servers. The market is about $1 billion and is dominated by Adaptec with over 70% of the market share. After a flat year in 1998, this market resumes its growth at double-digit rate.

Substantially all of DTC's products are manufactured by companies located in the Far East. One time up to 90% of the Company's products requirements were produced in China by Broadsino Computer Development, Ltd. Of Hong Kong. However, Broadsino filed for bankruptcy during 1999.

Patents and Licenses

During the fiscal year ended December 31, 1998 Ingram-Micro accounted for approximately 47% of net sales with D&H Distribution accounted for approximately 21% of net sales. However, Ingram Micro terminated its relationship with the Company due to low level of sales of the Company's products.

As of December 31, 1999 DTC employed 2 full time employees. James T. Koo, the former CEO works as a non-paid consultant for orderly winding down the business and selling of the Company as well as technical support of the current products sold.

To reduce expenses, the Company has moved from a 15,000 square foot facility in San Jose, Ca. to a 2,200 square foot building in Sunnyvale, California in Aug 1998.

Insight Electronics Distribution, Danka Financial, Bay Alarm, and Innovative Vanguard, are former vendors and a sales representative of the Company, all have filed legal claims against the Company. Due to financial difficulties, the Company did not have the legal resources to defend itself. Several of these cases are pending, while two (Bay Alarm and Innovative Vanguard) default judgments have been issued against the Company.

Because the Company no longer carries director and officers insurance, all directors and officers have resigned as of June 1999, except the Corporate Secretary.


Item 16:  Description of Business:  REPipeline.com - the Company

REPIPELINE.COM, Inc. was founded in July 2000 to be an online line service provider to the commercial real estate business community vertical industry segment. We will aggregate a portfolio of services that are currently offered on multiple Internet sites and introduce new services that are not currently offered on the Internet. Our business model is unique in that commercial real estate brokers will be provided a platform to access a portfolio of bundle services at REpipeline's "One Stop Shopping" site. Where other Internet and off line solution providers provide "one solution" REpipeline's added value is in providing a suite of solutions for the exchange of information, documents and ordering of services with other participants in the commercial real estate business community. The company's primary client will be the commercial real estate Broker with the secondary clients among the other 29 company categories that participate in the commercial real estate business.

REpipeline has developed proprietary technology on its Internet site and its management team has extensive experience in technology, connecting a business community with a network strategy, and expanding a technology platform and customer base through acquisitions. We believe that there is an excellent business opportunity to consolidate private Internet companies and build a world-class company in a short period of time. REpipeline is rolling out its services in Dallas, Texas and has finalized a reverse merger and is preparing to build the company through an aggressive acquisition plan that leverages their publicly traded stock.

Item 17:  Management's Discussion and Analysis of Plan of Operation

                                Industry Overview


Commercial real estate industry is fragmented in terms of companies and business processes
The commercial real estate industry is dominated by small and mid size companies. The commercial Real Brokerage segment has 80% of the companies with eleven or less broker/agents per company. The professional service providers i.e. attorney, architects and title insurance are small and mid size companies. Companies such as space planners who are vendors that service the property management segment are small to mid size local private companies.

In processing a commercial real estate business deal there are multiple steps in the process for one single transaction. For example the contract execution for leasing office space has thirteen process steps that involves, five different companies and thirteen different individuals.

The commercial real estate industry and services markets are large and growing markets.
The commercial real estate industry is a major factor in the U.S economy. Commercial property sales exceed $200 Billion annually and leasing transactions are $200 Billion. In addition to a huge volume of direct activity related to the buying, selling and leasing of property, indirect services provided to the industry by vendors of all types add countless incremental transactions Spending on building out new commercial space was over $46 Billion, $12 Billion was spent on new office furniture and there is $10 Billion spent annually on tenant services. REpipeline provides online services for posting RFP's and the ordering of services and products for the commercial real estate transaction.

REpipeline's   monthly   subscription   based  service  has  excellent   revenue
opportunity.
REpipline subscription client universe is in excess of 6 million subscribers with an annual dollar volume of $1.5 billion. The online electronic signature contract signing services offered by REpipeline has a potential annual market size of $200 million for leasing transactions and $2 0 million for sales transactions. The Internet hosted applications market for commercial real estate brokers is $ 720 million and is expected to grow very rapidly.

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

Void in the Internet space for an aggregation of single solutions and an integrator of off line Services.
The Internet market for commercial real estate as outlined by Banc of America Securities Chris Hartung research report has three key vertical hubs; Service built around the broker, financing and property management. REpipeline agrees with this analysis, however feels there are two additional vertical hubs that are emerging; transaction and document management and tenant support services. REpipeline's business model will integrate these hubs except for the financial vertical hub into one operating platform. There are currently off line services used by the commercial real estate broker that are not available by commercial real estate Internet services companies. Services such as ordering of property sign age, preparation of bound and printed brochures and contract signing and execution will be part of REpipeline portfolio of services offered on the Internet operating system.

REpipeline's proprietary market research has identified a unique gap in the services market and has designed its services to fill the void currently in the market.
The industry suffers from poor information and document flows. The company engaged Crescent Research, an independent market research firm to identify the needs and desires of the commercial real estate broker. REpipeline has designed its products and services to fill the gap in the market for what is needed and what is currently being delivered. The market research outlined that personal communications is a critical element to the business process. The commercial real estate industry involves a multitude of participants who continuously engage in a broad range of activities relating to managing property, operations, conducting transactions, collaborating on projects and exchanging information. The market research confirmed that connecting the commercial real estate business community to exchange information, documents and the ordering of services presents a solid value proposition.

The most important marketing tools employed by the commercial broker are word of mouth advertising, property sign age and direct mail and e-mail. The most important steps in the total business process are discussing listing on the phone, preparation of marking brochures and contract preparation.

The market research was very definitive on the optimal business solutions that would set the base for a successful commercial real estate services company; a one stop shopping Internet site that aggregates the multiple services on the Internet and integrating services currently not offered on the Internet into one operating system. The ideal commercial real estate Internet service company needs to improve on the exchange of information, contracts and the ordering of services with the commercial real estate business community. The competition in the market today is not offering a `One stop shopping" Internet site that provides solutions for improving the exchange of information, documents and the ordering of services.

The commercial real estate business community is a personalized one on one business relationship. The solutions the commercial real estate brokers are seeking are not primarily centered on improving a transaction cost but rather improving their relationship with the customer and speed in the transaction process.

The Business Opportunity:

Connect the commercial real estate business community; market a suite of services and a consolidation strategy for Internet service companies.
The technology of the Internet provides a platform that could significantly enhance the transaction process and the flow of information between companies in the transaction. The Internet until recently has focused on the sale of products and has now is moving towards the supply side ordering of services. The opportunity that is emerging on the Internet is to connect white-collar workers through a single platform to perform tasks within transactions that cross company lines. The Internet offers a single technology platform and protocol that small and large companies can use to exchange information, documents and the ordering of services.

A One Stop Shopping Internet site that provides solutions to commercial brokers and property managers for ease of use and save time in executing a transaction. The market research clearly defined the gap in the Internet market space and REpipeline will capitalize on the void.

The Internet has seen significant changes in the last six months. The promise of IPO's has now turned to the closing down of many Internet companies and the search for cash infusion. Single solution Internet companies will find it difficult to succeed on the Internet and companies that provide a bundle of solutions with one back end cost structure will be the companies who succeed in the future.

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

Since the exit strategies of Internet companies has been narrowed private Internet companies are selling below the valuations of 7 x trailing 12 month revenue and 100 x unique site visitors per month that existed in 1999. The commercial real estate Internet service industry fits the model for a consolidation play. Fragmented industry, pipeline full of single solution acquisitions, inexperienced management and low risk acquisition integration.

Business strategies will capitalize on the market needs, tailored marketing, state of the industry, speed in execution and reducing risk.

Market a "One Stop Shopping" Internet based service center for the commercial real estate business community. The product and services have been developed based on the market needs for commercial real estate brokers and property mangers. REpipeline will execute one technology platform and integrate acquired products and services in the base technology platform.

Tailor the marketing strategies to geographic markets. The commercial real estate industry is a localized business. Commercial brokers in Dallas Texas are focused Dallas and brokers in Atlanta are focused on Atlanta. REpipline will acquire geographic companies and market their trademarks and services with one back end cost structure.

This strategy has been successfully in the consumer products industry and REpipeline will deploy this Same type of approach in marketing its services.

Buy and build strategy and consolidate Internet based commercial real estate service companies. The Internet offers an opportunity to acquire companies to expand the geographic presence of REpipeline, acquire customer bases, cross sell new products and services into acquired customers bases and leverage cost structures. The Internet is stocked with commercial real estate single solutions suppliers searching for an exit strategy.

Acquire software and source codes to expand the Internet applications solutions. We will acquire software industry specific software applications such as property management software. In acquiring the software we will secure the source code which will allow us to modify and change the software on our timetables and not an outside vendors and also reduced the cost of goods by not having to pay license fees.

This business strategy will allow us to accelerate the time to market for software development and reduce the risk for acquiring companies for technology whose business model and plan does not fit the strategic direction of REpipeline.

Technology platform will be open, scalable and easily integrate remote applications
The technology platform will Windows NT and utilize SQL server as database. The company will be integrating remote software applications into the centralized operating system and will utilize Cytrix and Microsoft terminal server to seamlessly integrate these applications into the REpipeline operating system.

Customer acquisition plan is focused, concentrates on centralized buying points, acquiring customer bases and customer training on the use of the Internet REpipeline will roll out the companies services on a city-by-city basis. The company has built a 200,000 Yellow page database for participants in the commercial real estate business community. This database will be used to send out direct mail announcements and e-mails to build awareness and trial for the REpipeline services.

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

The Sales Strategy will concentrate on centralized buying points. There are 1000's of local and national trade associations as well as franchise groups that can promote REpipeline services through their network. Trade shows offer a excellent opportunity to acquire new clients. The national association of realtors trade show draws 22,000 potential clients and ICSC the international commercial shopping centers convention had 25,000 participants. A key strategy is to acquire the customer bases in the buy and build strategy and cross sell new services into the new customer base. Education and training on the use of the Internet for the commercial real estate business community is a major opportunity. REpipeline will conduct local education seminars open to the public on the opportunities on the Internet and available solutions. In affect REpipeline wants to establish its services as the Internet with training wheels.

Products and Services have been developed and will be acquired based on market needs. The primary platform for the products and services is a bundle of services offered at one Internet site. The products and services strategy is being built around four key foundations: Improving the way information and documents are exchanged, ordering of services and hosted software applications.

Information exchange is the foundation for the business process in commercial real estate. REpipeline will offer proprietary e-mail broadcast systems that will communicate marketing documents to 100, of brokers and clients at the same time. The company will introduce an industry first RFP exchange for tenant services. Commercial real estate is a local business and REpipeline "My Pipeline" will offer local news content and local prospecting information. The Pipeline Yellow Pages has 200,000 plus companies that participants in the commercial real estate business community can and advertise and promote their company to a closed business community. Real estate requires one on one communications and REpipeline will introduce on line computer conferencing as an integrated solution in its One Stop Shopping solution.

Document exchange and contract signing is a major activity in the commercial real estate business community. The lease segment of the industry is the largest users of contracts and property managers and commercial real estate brokers can utilize REpipeline's on line electronic signature solution, project management tracking for the contract process and storage of contracts.

Improve the efficiency of ordering services and products. REpipeline's clients can order on line at REpipeline's Internet site, property sign age, local market reports and prepare bound and printed brochures that can be delivered to their office or a clients office within two hours.

Deliver a virtual office desktop to the commercial real estate broker. REpipeline will bundle its business services with hosted software applications into one virtual desktop. REpipeline has acquired the software and source code for the settlement and closing process and office accounting package for the commercial real estate office and title insurance company. The company plans to acquire the source software and source code for five other vertical industry applications.

The management team has skills and experiences in building business communities, technology, rapid growth companies and commercial real estate. The management team has training and experience with Fortune 500 companies such as PepsiCo, Sara Lee, Fox Meyer Health Corp and General Foods, start up's and rapid growth companies. Software development and network strategies. The team has extensive experience in new product development and building a successful company from a concept developed from market driven research. Mergers and acquisitions are a key skill required in a consolidation strategy. The management team has acquired and integrated over 52 companies in three difference consolidation transactions. Members of the management team have formal training in business process re-engineering, commercial real estate and construction industry experience as well as public company experience.

                                 Revenue Streams

Revenue streams will be driven from: Monthly subscription fees of $22.95, overrides for the purchase of products ands services, electronic contract signing and storage and a monthly fee for using hosted applications.

                                Industry Overview

The Internet market for the commercial real estate industry has five vertical hubs: (1) Services built around the brokerage industry or commercial Broker, (2) transaction & document management,(3) financing, (4) tenant support and
(5)property management. There are competitors offering only single solutions in the Brokerage vertical hub. The transaction and document management hub pertains to online platforms which facilitate contract distribution, collaboration and execution. This space is emerging; however no one currently offers an end-to-end solution that is legally binding. The financing hub has multiple companies offering commercial mortgages on the Internet. While the volume of products and services sold to new tenants occupying new lease space exceeds $10 Billion annually, there are no Internet or other market places that bring decision makers and vendors together in a formal bid format.

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

The Internet market currently only offers single solution sites for business services and commercial real estate software applications. REpipeline will be an integrator of Internet based business services into one site and an aggregator of industry specific and personal software applications. A key piece to the "One Stop" operating system Internet site is to convert traditional off line services to Internet based services. REpipeline's business model is built around integrated business services and software applications for the brokerage vertical hub while taking a first market position in the document management and tenant services hubs.

The industry revenue as reported by the Bureau of Economic Analysis was $222.4 Billion in annual commercial property sales and $200 Billion for lease. It is estimated by REpipeline that the commercial real estate business community processes 15-20 Billion transactions annually.

The annual revenue opportunity for REpipeline's subscription based services is $1.5 billion, $240 million for online electronic contract signing and storage and $720 million for hosted commercial real estate vertical software applications.

The commercial real estate business community is comprised of Real Estate Brokers, Lessees, Property Managers, Attorneys, Contractors, Office Furniture/Space Planners and many other industry related companies. The Real Estate Brokerage industry, as reported by the U.S. Census Bureau, consists of 740,000 Real Estate Brokers/Agents. There are 29 other company categories in addition to the commercial real estate Brokers that comprise the commercial real estate pipeline. REpipeline will provide services that create value to these other 29 company categories bring REpipeline's total prospective client universe is approximately 5 to 7 million.

REpipeline will focus its services and technology solutions on the small and mid-size company market. In the commercial real estate brokerage market the small and mid-size companies represent 80% of the market. The overall small and mid-size company market spends $57 billion annually on technology and it is forecasted that this segment will spend $3.8 billion for ASP services in 2003.

                                 Market Research


The company engaged Crescent Research, an Independent market research firm to identify the needs and desires of the commercial real estate broker. REpipeline has designed its product and services to fill the gap in the market for what is needed and what is currently being delivered.

There is high Internet penetration for commercial brokers with 84% using the Internet. However 41% of the 250 sample did not visit a commercial real estate site during the last seven days. This indicates that there is a value proposition problem with the current Internet sites. The commercial real estate broker number one marketing tool is word of mouth discussions, followed by property sign age and targeted e-mail and direct mail pieces. What this infers is the business process is very personalized and this must be taken in consideration in the development of products and services. REpipeline services have been developed to capitalize on the three key marketing tools.

The most important activities in the business process are; discussing listings on the phone, preparing brochures and collateral and managing proposals and contracts. REpipeline is introducing on line computer conferencing to maintain the one on one discussions, a services that allows the broker to prepared bound and printed brochures and the on line electronics signing of contracts on line.

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

Broker spend 33% of their time gathering information. The Internet currently compounds this problem with single site solutions. REpipeline "One stop shopping" Internet will deliver convenience and ease of use the commercial brokers as its value proposition.

Internet sites not meeting clients needs.

The opportunity in the market. Currently 41% of the brokers have not visited an commercial real estate Internet site in the last seven days. The 250 sample group were asked a series of questions on the what an ideal Internet based commercial real estate company services would deliver in solutions and benefits. The results of the research reflected a 5.3 rating for delivery for the current commercial real estate internet sites and the ideal internet based commercial real estate services company rating was 6.9. This is a 1.6 gap or 30% and REpipeline has developed its products and services based on filling the 1.6 gap.

A concept test was preformed to determine the optimal position for an Internet based commercial real estate Services Company. Concepts were written for various competitive positioning to determine the market appeal. The clear winner in the concept test was a one stop shopping Internet site. REpipeline is using this umbrellas positioning in its business model and has integrated the services required to position REpipeline as the ideal services company.


                              Competitive Analysis


     As many as 90 Internet sites have been identified with some feature that could be viewed as potential competitors of REpipeline. There is not a competitor focusing on the "One Stop Shopping" model and the improvement of transactions. REpipeline will be the first Internet Company to introduce the contract execution and a suite of hosted application software. Competitors that have been analyzed are involved in some way with the marketing of property, the dissemination of market information. The competitors can be categorized into three segments.

     3. Market information providers that provide restricted access to large databases of self generated information for a fee (Co-star and Realty
          IQ)

     4. Online property listing services that provide Internet bulletin board posting for property. (Loop Net, PropertyFirst, and Realcentric)

     5. Project management tools for a specific process in the commercial real estate transaction (REapplications and My Contracts)

Market Information Providers:
Competitors in this segment have in essence moved their offline proprietary databases online without leveraging the advantages offered by the Internet. Access to data from these firms is restricted to paid subscribers. These companies focus on providing local specific lease information about tenants such as terms of the lease to target a tenant as a prospect and availability of space. This information is used to prospect for clients and search for lease space for tenant clients. The information to populate the database is gathered through phone calls to brokers and leasing agents. The criticism from the market about these companies is the data is outdated and the accuracy is questioned.

Co-star: Co-star provides office lease information and other services for brokers / tenant reps. Co-star has migrated from a publisher of market data to using the Internet for clients to access its services. Its data collectors gather information through 1.8 million phone calls to property owners and brokers for aggregation into their database. The users of these products are often critical of the accuracy of the data in the Co-star reports. Co-star is a public company and has made several acquisitions of local research companies that offered the same services as Co-star. Co-star consolidates the local company under their trademark, which has had some resistance from their users because they feel real estate is a local business and they want to deal with a local company.

In acquiring these companies Co-star has not leveraged the cost structures. The data gathering function of the business is a major cost component and cannot be consolidated. In effect the back-end cost structure is the same and there is a new delivery vehicle to the client, the Internet. The most recent earnings report for Co-star was $30 million in revenue and a $15 million loss in earnings.

Realty IQ: Realty IQ is a direct competitor to Co-star and provides the same services. Realty IQ has leveraged the Internet far greater than Co-star. They have expanded their business primarily through the Internet and have used a penetration pricing strategy.

The pricing model for Realty IQ is $21.95 @ month per user compared to Co-star's $700-$1,000 per month per office. Realty IQ is backed by Front Line capital and acquired the leasing database of Cushman Wakefield properties. Realty IQ gathers the information in same process as Co-star and has 200 researchers calling brokers and property managers for information on property that is posted into the database.

Online property listing services:
These companies provide the ability to post a property at an Internet site. The driving force behind this service was to have a multiple listing service like the residential housing market. The problem with this position is the residential market is a different market than the commercial real estate market.

The commercial real estate market is an investment driven decision process and the residential market has a different type buyer that is driven by emotion. Commercial real estate brokers in reality do not market properties but rather cultivate long-term business relationship with clients. Residential buyers frequent the Internet to search for homes where as the commercial property buyer is not a frequent visitor to the Internet, and instead views the process like dealing with an investment banker or stockbroker. Consequently the online property listing services do not draw buyers to their sites. The online property listing services are used by the broker as a digital bulletin board for a specific property. In discussions on the phone with a potential buyer the broker will refer the buyer to an online property-listing site to view the property specifications. In effect the Internet site is another form of a flyer. REpipeline uses the information the broker posts at its site as the digital flyer that the broker can e-mail broadcast to hundreds of clients and brokers in minutes.

The online property listing services sites do not charge for posting property at their site. The industry is very fragmented - there are 75 online listing services companies. These companies have high penetration with the broker community and low perceived value. The online property listing services companies will be discussed in the acquisition strategy as a building block to acquire customer bases.

LoopNet: LoopNet provides free listings to brokers for property leasing and sales. Its revenue model is based on website hosting and advertising fees. Some referred services are offered including loan origination, attorneys and appraisals. LoopNet's ownership includes major real estate brokerage companies. It is REpipeline's understanding that LoopNet's charter will not allow them to charge the large real estate brokerage investors for posting listings at their site. LoopNet is considered by many in the industry to provide data of "less than top quality" that is frequently out of date.

Property First: PropertyFirst is focused on the property-for-sale market and has recently expanded into the property-for-lease market. Property First targets the broker as their client. They charge a membership fee for access to premium services such as Buyer match and PropertyPush but provides few ancillary services aside from listings. After an extended trial period, PropertyFirst intends to charge for listings. To date PropertFirst is not charging for listings and will be prevented doing from so until LoopNet takes that step.

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RealCentric:  RealCentric  business  model  focuses on the  tenant and  property owners. In effect it by passes the commercial broker/ tenant rep. They offer listings for office space for lease and a vendor directory for use by tenants in completing transactions. RealCentric charges a basic monthly fee to property owners for listing and fees to vendors for being listed on the site.

Project management tools for a specific process in the commercial real estate transaction:
These companies provide an organized systematic process for the management of a project in the commercial real estate transaction. The commercial real estate transaction requires the exchange of documents and the management of time lines to meet the transaction deadlines. For example, a broker for client A needs foundation inspections on a building. He has the inspection completed. Pre Internet he would have sent this to the broker for client B and broker B would then circulated to the other parties in the transaction.
Now with the Intent this report is put into a file at a secured web site so that all parties involved with the transaction can view the report. This centralized Internet storage and access system is connecting the document flow from the real estate business community for a real estate transaction.

The contract abstracting system provides the broker with notice of key activities and dates. This process is common in the leasing industry and is called lease abstracting. The broker is sent notification of a critical date in and lease prior to the event happening.

REapplications: REapplications has been a software applications provider and recently established an Internet site. Their application provides management tools to manage a real estate sale or lease transaction. The Internet single solution connects the real estate business community and provides project management tools for multiple company representatives involved in the transaction. REapplications charges a monthly fee for the use of the project management hosted application.

MyContracts: My Contracts provides contract management services to multiple industries, one of the industries they specialize in is the real-estate industry. Their clients post their contracts at MyContracts site and My
Contracts solution manages a tickler files on terms and conditions of the contract along with critical dates and financial obligations. Their pricing model is $2.00 @month per contract with a $30.00 minimum. My Contracts does not provide an electronic signature contract solution or the audit trail in the contract execution transaction.

Competitive Differentiation Market
REpipeline has positioned itself with a broader yet more focused solution than its competitors. The market research points out the void in the Internet space and the need for a One Stop Shopping solutions that aggregates the single solutions on the Internet as well integrating offline services into a One Stop Shopping Internet site. The market research conducted by Crescent Research clearly outlined the optimal competitive positioning. The market research outlines a 1.6 gap (30%) in what the market wants from a commercial real estate Internet service company and what is currently being delivered. A positioning analysis was conducted to determine the optimal positioning for REpipeline. The "One Stop Shopping " positioning had a substantially higher appeal than the Co-star and LoopNet's positioning. The research determined the top marketing vehicles and most important activities in the commercial real estate business process. Property sign age and target e-mail are important to the marketing campaign as well as word of mouth (computer conferencing).

The important activities in the business process, discussing listings on the phone (computer conferencing), preparing brochures and collateral (bound and printed brochures) and preparing and managing contracts (contract management) are services that REpipeline is offering that the competition is not.

Competitive Differentiation Business Model
REpipeline four points of differentiation vs. the competition that will ensure that REpipeline is a successful company.

     6.   Superior  value  proposition  to the  competition  with  a  `One  Stop
          Shopping " Internet service site. REpipeline is introducing new services the market needs and that the competition is currently not delivering. REpipeline's business model is built around the broker and includes the commercial real estate business community, which the competition is not concentrating on.

     7. Experienced management team in capitalizing on market opportunities, rapid growth companies, and previous experience in connecting a business community with technology and mergers and acquisition background.

     8. Building a company rather than restructuring an existing one. Co-star is a public Company and is experiencing the problems of going from a traditional business as an off line publisher of market research to a company that leverages the Internet it its business model. REpipeline's management team has previously gone through this and it is more effective to allocate resources against building a company than restructuring one.

     9. REpipeline will be a public company and this offers opportunities that the majority of its competition does not have. Commercial real estate Internet service companies have limited exit strategies and REpipeline can capitalize on this with acquiring these companies with public equity and to build the company. The valuation of these private companies is well below their previous levels and REpipeline can build the size and scope of the company in a short period of time. In addition the public equity presents opportunities to acquire software and source codes from private application companies. The majority of the competition must use cash to build their company and this will put them at a competitive disadvantage with REpipeline's business model

Item 18:  Description of Property

     We do not own any property, nor do we have any plans to won any property in the future. We are currently leasing office Suite 400, 12377 Merit Drive, Dallas, Texas, 75142. The suite consist of 4,900 square feet of office space. Our rent is $5,000 per month, and our lease expires on December 31, 2001.


Item 19:  Certain Relationships and Related Transactions

     Note George  Thomas  Bailey's  Employment  Agreement  discussed in Item 21:
Executive Compensation.

Item 20:  Market for Common Equity and Related Stockholders Matters

Historical Market Price Data for the Common Stock of Photonics Corporation

The following table sets forth the range of high and low closing sales prices for Photonics Common Stock for the periods indicated:


                                                               High       Low
                                                               ----       ---
               Fiscal- Year Ended December 31, 1997
                          Fourth Quarter                      $0.312     $0.312
               Fiscal Year Ended December 31, 1998
                         First Quarter                        $0.50      $0.50
                         Second Quarter                       $0.625     $0.625
                         Third Quarter                        $0.343     $0.343
                         Fourth Quarter                       $0.312     $0.312
               Fiscal Year Ending December 31, 1999
                         First Quarter                        $0.218     $0.218
                         Second Quarter                       $0.187     $0.187
                         Third Quarter                        $0.20      $0.20
                         Fourth Quarter                       $0.25      $0.218
               Fiscal Year Ending December 31, 2000
                         First Quarter                        $1.00      $0.750
                         Second Quarter                       $0.50      $0.500
                         Third Quarter                        $0.30      $0.062
                         Fourth Quarter                       $0.375     $0.062


Item 21:  Executive Compensation


                 Remuneration of Officers; Employment Agreements


Compensation Philosophy


We operate in a highly competitive and rapidly changing high technology industry. The goals of the compensation program are to align compensation with our newly revised business objectives and the performances of the employees, to enable us to attract, retain and reward executive officers and other key personnel who contribute to the long-term success of the Company, and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

     10. Total compensation should be sufficiently competitive with other companies in similar or related industries so that we can attract and retain qualified personnel.

     11. We desires to maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     12. We desires to provide significant equity-based performance based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to business challenges and opportunities as owners and not just as employees.

     13. Industry benchmark reports were used from PriceWaterHouseCoopers, VentureOne and Spencer Stuart to develop the executive compensation plans. The plans have been developed to position the compensation packages in the 50% to 70% percentile for base salary, bonus and equity compensation. The industries that were used were the consolidation industry and Internet start up companies.

Base Salary The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Long-Term  Incentives  Our  long-term  incentive  program  consists of the Stock
Option Plans set out herein above, as amended from time to time. The stock option program utilizes vesting periods (generally three to four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive equity incentives to build long-term shareholder value. Grants are made at 100% of fair market value on the date of the grant. Executives receive value from these grants only if our common stock appreciates in the long term. The size of option grants is determined by the Company's philosophy of linking executive compensation with shareholder interests.

Stock Option Plan The 2000 Incentive Stock Option (ISO) plan provides options to purchase common stock, may be granted only to employees of the company and its subsidiaries. The Outside Director Stock Option Plan provides for the issuance of stock options to the outside directors.


Bailey Employment Agreement

Effective as June 10, 2000, the REP entered into an employment agreement with Mr. Thomas Bailey, the President and Chief Executive Officer of the REP. The agreement provides for the Company to employ Mr. Bailey for a base salary of $225,000. The agreement provides for annual bonus payments as determined by the Board of directors and severance payment for termination without cause in an amount of equal to twelve (12) months of salary and any bonus paid for during the previous twelve (12) months. In the event in a change of ownership by virtue of a merger or acquisition, where by the net effect is a change in Bailey's title, responsibility or pay structure, Bailey would have the option to accept such change or elect to exercise the severance option for termination without cause. Mr. Bailey along with Mr. Langston and Mr. Craven are eligible for a qualified and non-qualified stock option plan. See follow page.

Compensation of the Executive Officers

The following sets forth information in tabular form regarding compensation for the Company's Chief Executive Officer and other executive officers.

                                                 Annual Compensation
           Name and                          --------------------------
      Principal Position                     Year      Salary     Bonus
      ------------------                     ----      ------     -----

Mr. Thomas Bailey                            2000     $225,000     --
       President and Chief
       Executive Officer
Mr. Chip Langston                            2000     $165,000     --
       Chief Financial
       Officer
Mr. Michael Craven                           2000     $135,000     --
       Vice President Sales
       & Business Development

Salaries are annualized for a full year and the Board of Directors will determine annual bonus. The CEO position annual bonus potential is 100% of salary, the CFO is 60% of salary and the Vice President of Sales and Business Development is 50% of salary.

Mr. Langston compensation is paid to Langston Investments, Inc.

The following table sets forth certain information regarding non-statutory stock options for REP stock granted during 2000 as part of the employment agreements for the employees listed below. These options will be assumed by Photonics as part of the acquisition of REP and will be converted to Photonics stock.

Qualified Stock Option Plan

                        Number of
                        Securities
                        Underlying
Name                     Options      Exercise Price      Grant Date
----                    ----------    --------------      ----------

Mr. Thomas Bailey------  500,000           $.10          June 1, 2000
Mr. Chip Langston------  375,000*          $.10          June 1, 2000
Mr. Michael Craven-----  325,000           $.10          June 1, 2000

*Mr. Langston's options are held by The Langston Family Limited Partnership.
The qualified stock option plan will vest at thirty three percent (33%) on an annual basis for three years with an exercise price of $.10. The stock options exercise time period is five years.

Non Qualified Stock Option Plan Bailey, Langston and Craven

The non-qualified stock option plan for each executive has three performance targets. The Executive is only eligible to exercise the stock options when a performance target is met. The stock options are for a period of ten (10) years at an exercise price of $.10.

                      Number of
                      Securities                    Performance Targets
                      Underlying  Exercise          -------------------
Name                   Options     Price    Target One  Target Two  Target Three
----                  ----------  --------  ----------  ----------  ------------

Mr. Thomas Bailey---- 14,708,078    $.10     7,354,039   3,677,019    3,677,019

Mr. Chip Langston----  1,500,000    $.10       700,000     400,000      400,000
Mr. Michael Craven---  1,300,000    $.10       625,000     325,000      325,000


Performance Targets

The performance targets for the Executives are designed to maintain continuity in the management team and link the equity opportunity to increasing shareholder value.

Mr. Bailey's stock option plan requires him to rescind and return to the company performance target number one if he resigns from the company prior to one year of service. Performance target number two requires Mr. Bailey to raise capital to support the growth of the Company and performance target number three is based on building the company infrastructure to support the growth of the company and acquisition targets.

Mr. Langston's stock option plan requires him to serve one year of service to receive performance target number one. To qualify for performance target number two Mr. Langston must exceed cash management objectives and for performance target number three meet acquisition targets

Mr. Craven's stock option plan requires him to serve one year of service to receive performance target number one. In order to qualify for performance target number two he must achieve a subscriber sign up target and for performance target number three he must surpass the sign up objectives for the ASP business.

Item 22:  Financial Statements

Combined Financials of Photonics Corporation and REpipeline.com, Inc. The unaudited pro forma of the combined financial statements of Photonic and REP for the six months ended June 30, 2000, and twelve months ended December 31, 2000, give effect to the merger as if it had occurred on January 1, 2000.


                             Photonics Corporation
                              /REpipeline.com, Inc.
                             Combined Balance Sheet
                             (Amounts in thousands)



                                                              Combined
                                                     June 30        December 31
                                                      2000             2000
                                                   (Unaudited)      (Unaudited)
                                                   -----------      -----------
                       Assets

Current Assets:
Cash and cash equivalents                                   89               39
Accounts Receivable less reserves                            0                0
Prepaid expenses and other current assets                    0                0

Total current assets                                        89               39


Furniture and equipment, net                                 8                8
Other Assets                                               116              285

Total Assets                                               200              332

Liabilities and shareholders equity
(deficiency)
Current Liabilities:
Accounts payable (1)                                        59               59
Accrued liabilities (2)                                     19                3
Due to Related Parties (3)                                  32              108
Other                                                        0               45

Total current liabilities                                  111              214

Common stock                                                73               73

Treasury stock
Capital subscription                                    50,557           51,443
Accumulated deficit                                    (51,151)         (51,409)

Total shareholders' equity (deficiency)                     90              117

Total liabilities and shareholders' equity                 200              332

                             Photonics Corporation
                             / REpipeline.com, Inc.
                       Combined Statements of Operations
                 (Amounts in thousands, except per share data)

                                               Six months      Twelve months
                                                  ended             ended
                                                June 30,        December 31,
                                                  2000             2000
                                               (Unaudited)      (Unaudited)
                                             -------------     -------------

                REVENUES:
Net Product Sales                                        0                 0
Cost of Revenues                                         0                 0

Gross Profit                                             0                 0

OPERATING EXPENSES:
Web Site Development                         $          86      $        141
Marketing and Promotion                                 29                49
Compensation & Benefits                                 62               128
General & Administrative                               291               498
Depreciation & Amortization
Total operating expense                                469               815
Income (loss) from operations                $        (469)     $       (815)

OTHER INCOME (EXPENSE):
Interest income                                          0                 0
Interest expense                                         0                 0
Other Income                                             0                 0
Other expense                                          (54)              (54)

Total other income (expense)                           (54)              (54)
Provision for taxes                                      0                 0

Net income (loss)                            $        (511)     $       (869)

Net income (loss) per share                           (.03)             (.04)

Common Stock used in per share calculation      34,766,618        34,766,618

Item 23: Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     None



PART II : INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law

     In accordance with Section 145 of the DGCL, Article VI of the Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Article VI of the Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 25:  Other Expenses of Issuance and Distribution

     The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee ...................   $    250.00
Legal fees and expenses ................   $ 32,000.00
Accounting fees and expenses ...........   $      0.00
Miscellaneous expenses .................   $  1,896.99
                                           -----------
Total: .................................   $ 34,146.99
     estimated

Item 26:  Recent Sales of Unregistered Securities

     None

Item 27:  Exhibits

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------

5.1      Opinion of Lloyd Ward of Vickers and Ward, Dallas, Texas

10.1     George Thomas Bailey Employment Agreement

10.2     Langston   Investments,   Inc.  (Joseph  F.  Langston  Jr.)  Employment
         Agreement

10.3     Michael Craven Employment Agreement

Item 28:  Undertakings

(a) The undersigned registrant hereby undertakes:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein.

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                              AVAILABLE INFORMATION


Photonics Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York. New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20459.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on March 23, 2001.

                                 Repipeline.com, Inc.


                                  By:  /s/ GEORGE THOMAS BAILEY
                                       -----------------------------------------
                                       George Thomas Bailey
                                       President and Chief Executive Officer

         In accordance with the requirements of the Securities Act, the following persons in the capacities and on the dates stated signed this Registration Statement.

           NAME                       TITLE                           DATE
--------------------------    -----------------------------   ------------------

/s/ JIM VAUGHAN               Chairman of the Board             March 21, 2001
--------------------------
Jim Vaughan

/s/ JOSEPH F. LANGSTON JR.    Chief Financial Officer,          March 21, 2001
--------------------------    Director
Joseph F. Langston Jr.

/s/ MICHAEL CRAVEN            V.P. of Business Development,     March 21, 2001
--------------------------    Director
Michael Craven

/s/ JAMES KOO                 Director                          March 21, 2001
--------------------------
James Koo